Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is effective as of July 27, 2026 (“Effective Date”), between Mark Archer (the “Executive”) and LogicMark, Inc., a Nevada corporation (the “Company”). The Company and Executive will collectively be referred to as the “Parties.”

RECITALS

A.	Executive and the Company previously entered into that certain Consulting Agreement on April 17, 2026, effective as of March 29, 2026 (the “Prior Agreement”), providing for Executive to serve as the Company’s Chief Financial Officer. The Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as Chief Financial Officer of the Company under the terms of this Agreement.

B.    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company on the terms and subject to the conditions hereinafter set forth.

2. Duration of Employment. Subject to the terms of this Agreement, the Executive’s employment hereunder shall be deemed to have begun on July 5, 2026 (“Commencement Date”) and shall continue until August 31, 2028 (the “Term”), unless terminated on an earlier date pursuant to Section 7 below, or extended by mutual agreement of the Parties. The Executive and the Company agree that, as of the Effective Date, the Prior Agreement is deemed to have been superseded by this Agreement and of no further force and effect.

3. Position and Duties. During the Term, the Company shall continue to employ the Executive in the position of Chief Financial Officer, Secretary and Treasurer of the Company. Executive shall report to the Chief Executive Officer of the Company. Executive shall render such services to the Company as are customarily rendered by an executive holding the position of Chief Financial Officer, Secretary and/or Treasurer of comparable companies and as required by the Company’s Articles of Incorporation, Bylaws and applicable federal and state laws.

3.1 During the Term, Executive will devote his best efforts and abilities to the Company’s business and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or unreasonably interfere with the rendering of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer. Notwithstanding the above, Executive shall be permitted to serve on the board of directors for other entities, provided that such entities do not compete with the Company and that Executive’s services on such other boards does not interfere with his work for the Company.

4. Location. The Company’s corporate office is located at 2801 Diode Lane, Louisville, Kentucky, 40299. However, Executive shall be permitted to perform his job remotely and shall not be required to perform work related services at the Kentucky location referenced above.

5.	Compensation.

5.1 Base Compensation. As compensation for the performance of Executive’s services hereunder, the Company shall pay to Executive an annual base salary of Five Hundred Seventy Two Thousand Dollars ($572,000) (the “Base Salary”)The Base Salary shall be reviewed annually and may be increased (but not decreased) from time to time in the Chief Executive Officer’s sole discretion and upon her approval. The Base Salary shall be payable in accordance with the Company’s normal payroll practices, less such deductions and amounts to be withheld therefrom by law or at Executive’s request.

5.2 Annual Bonus. Executive is not eligible to participate in the Company’s annual bonus program, but may receive an annual discretionary bonus at the sole discretion of the Chief Executive Officer...

5.3 Long Term Incentive. The Company and Executive acknowledge that Executive has received grants of shares of the Company’s Common Stock, each subject to the restrictions and other terms and conditions set forth in a respective Restricted Stock Agreement, as amended, pertaining to such grant (each such share, a “Restricted Share” and collectively, the “Restricted Shares”). Executive shall be issued further Restricted Shares (or other common equity, as applicable) grants from time to time during the Term pursuant to this Section 5.3 so that the aggregate number of Restricted Shares held of record by Executive at all times during the Term equals two percent (2%) of the Company’s aggregate issued and outstanding stock as of the applicable date of grant. Each such grant shall provide for single-trigger acceleration upon a “Change in Control” (as defined below), and Executive’s relevant equity agreements are hereby amended to reflect such single-trigger acceleration (having deleted, as applicable, from each applicable equity agreement the condition that Executive remain an employee or service provider to the Company and its affiliates through the date of such Change in Control). Further, additional grants shall be required, and the Company shall issue such grants to Executive prior to any shareholder meeting or, if earlier, promptly following any Financing Transaction (as defined below), in each case to the extent necessary to restore Executive's ownership to not less than two percent (2%) of the Company’s aggregate issued and outstanding stock as of the date of such issuance and provided further that Executive is employed by Company on the date of the grant. For purposes of this Agreement, "Financing Transaction" means any transaction pursuant to which the Company issues equity securities or securities convertible into or exercisable for equity securities, whether for cash, services, property, or other consideration, including any private placement, public offering, at-the-market offering, convertible note or SAFE financing, or equity issued in connection with a strategic partnership, acquisition, or similar transaction; provided, however, that "Financing Transaction" shall not include (i) grants made under a Company equity incentive plan to employees, directors, or consultants in the ordinary course of business, or (ii) issuances upon the exercise or conversion of equity securities outstanding as of the Effective Date.

Following any Change in Control, stock sale, or other similar transaction (“Transaction”), and during the Term, Executive shall be entitled to receive equity awards sufficient for Executive to maintain ownership interest in the surviving, acquiring, parent, successor or other resulting entity that succeeds to the business of the Company (the “Successor”) or a parent company of the Successor, of not less than two percent (2%) of the Successor or the parent company of the Successor’s aggregate issued and outstanding equity interests, provided Executive is employed by the Successor or an affiliate of the Successor. In connection with any such Transaction, to the extent Executive’s then-outstanding equity in the Company is purchased, or cashed out, the Company and/or the Successor shall take all actions necessary so that contemporaneously with such Transaction, Executive receives grants of equity interests in the Successor or the parent company of the Successor such that immediately following the closing of the Transaction Executive holds sufficient equity interests or equity awards of not less than two percent (2%) of the Successor’s or the parent company of the Successor’s aggregate issued and outstanding equity interests in accordance with the preceding sentence. Further, Executive will be entitled, and the Successor or the parent company of the Successor will be obligated, to grant and issue additional equity interests in order for Executive to maintain such two percent (2%) of the Successor’s or the parent company of the Successor’s aggregate issued and outstanding equity interests at least once a year and prior to any shareholder meeting (if any) or, if earlier, promptly following any Financing Transaction, provided Executive is employed on the date of grant. Such newly issued equity interests may have revised vesting requirements but the other terms of its ownership shall mirror the acceleration, and other material terms and conditions applicable to Executive’s ownership interests immediately prior to such Transaction and the Company shall not, and shall cause any Successor not to, effect any transaction or take any action the purpose or effect of which is to impair, diminish or circumvent Executive’s rights under this Section. To the extent that Executive purchases any equity interests in any Successor, the value of such equity interests will not be included in the calculation of any grants to Executive in accordance with this paragraph. Notwithstanding anything in this Section to the contrary, Executive’s continuing right to equity awards representing two percent (2%) of the aggregate issued and outstanding equity interests of the Successor or the parent company of Successor shall end upon a subsequent Change in Control of the Successor or a parent company of the Successor.

Further, the Company and Executive hereby amend Executive’s Restricted Stock Agreements to provide for the single trigger acceleration as described herein. On an annual basis, beginning on the first anniversary of the Effective Date, the Chief Executive Officer shall consider in its sole discretion further grant(s) of equity to Executive.

As used in this Agreement a "Change in Control" shall mean any of the following events (l ) the acquisition by any individual entity or group (within the meaning of Section l 3 (d)(3) or 14(d)(2) of the Securities Exchange Act of l 934 as amended (the "Exchange Act") (such individual entity or group a "Person") of beneficial ownership (within the meaning of Rule l 3 d-3 promulgated under the Exchange Act) of 35% or more of the then-outstanding shares of Common Stock plus any other outstanding shares of capital stock of the Company entitled to vote in the election of the Company’s directors (the "Outstanding Company Voting Securities") provided however that the Company and any employee benefit plan (or related trust) sponsored by it shall not be deemed to be a Person, or (2) a change in the composition of the Board such that the individuals who constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board within any 365-day period (and for this purpose any individual whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board) or (3) the consummation of a reorganization, merger, statutory share exchange, or consolidation or similar corporate transaction involving the Company or any of its subsidiaries or a sale or other disposition of substantially all of the assets of the Company or a material acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a "Business Combination") if (i) the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own directly or indirectly more than 35% of the then-outstanding shares of stock and the combined voting power of the then-outstanding voting securities of the company resulting from such Business Combination or (ii) a Person beneficially owns directly or indirectly 50% or more of the then-outstanding shares of stock of the company resulting from such Business Combination or (iii) members of the Incumbent Board do not comprise at least a majority of the members of the board of directors of the company resulting from such Business Combination or (4) the approval by the shareholders (or in the case of (4)(i) the Board) of the Company of (i) a complete liquidation or dissolution of the Company (ii) any merger, consolidation, or recapitalization event occurs the result of which is that the Company is not the surviving entity or (iii) upon the Company’s insolvency, a general assignment for the benefit of creditors or the commencement by or against the Company of any action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of the Company’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors or seeking appointment of a receiver or other similar official for the Company for all or any substantial part of the Company’s assets.

5.4 Vacation. Executive shall accrue four weeks of vacation per calendar year. Executive shall be entitled to carry over vacation to the following calendar year. However, if Executive’s vacation balance reaches six weeks, Executive shall cease accrual of vacation until the vacation balance drops below this maximum cap. Any accrued but unused vacation shall be paid out upon termination of Executive’s employment with the Company at Executive’s then-current base salary rate of pay. The Executive’s vacation accrual balance will be adjusted to 160 hours upon the effective date of this Agreement.

5.5 Other Benefits. The Company shall provide the Executive with the following insurance benefits at no cost to the Executive: (1) Preferred Provider Organization medical, dental and vision coverage for the Executive and his dependents, (2) short-term disability insurance, (3) long-term disability insurance, (4) $500,000 of term life insurance and (5) Accidental Death and Dismemberment Insurance. In addition, Executive shall be entitled to participate in all of the Company’s other employee benefit plans and arrangements.

(a) 401(k) Plan. Executive will be eligible to participate in the Company’s 401(k) Plan, and the Company shall match Executive’s contributions to that Plan, at the same level of matching for other executive employees, subject to the eligibility requirements and other terms and conditions of the 401(k) plan. The foregoing medical, dental, vision and 401(k) Plans (and any other plan that the Company may maintain from time to time) shall collectively be referred to as the “Benefits.”

(b) The Company will pay the cost of Executive’s personal tax counseling, preparation of his personal income tax returns, financial planning, and/or wealth management counseling, up to an annual maximum of ten thousand dollars ($10,000) in the aggregate for all such services. Expenses will be paid by the Company directly to the vendors.

5.6 Directors and Officers Liability Insurance. At all times during the Term, and following its expiration or termination for any reason, the Company shall maintain coverage for Executive in the amount of a minimum of ten million dollars ($10,000,000) of Directors and Officers Liability Insurance, which shall include tail coverage for a period of five years after the expiration or termination of Executive's employment.

6. Expenses. Executive shall be reimbursed for reasonable expenses for promoting the business of the Company, including reasonable entertainment and similar items pursuant to the Company’s general travel and expenses policy. Executive will also be entitled to reimbursement of cell phone and home Internet connectivity charges. The Company will provide Executive with a corporate credit card; for expenses not charged on his corporate credit card, reimbursement shall be made within 15 calendar days of Executive’s submission of the proper documentation substantiating the business-related expense.

7.	Termination.

7.1 Cause. The Chief Executive Officer may terminate Executive’s employment at any time during the Term for Cause. For purposes of this Agreement, “Cause” means any of the following:

(a) The commission by Executive of a material act of fraud or embezzlement against the Company;

(b) Executive’s willful and continued violation of any material provision of this Agreement, which has not been cured within 30 days after written notice of such non-compliance has been given in writing by the Chief Executive Officer to Executive, to the extent such violation is capable of being cured;

(c) Executive’s gross negligence or willful misconduct in connection with the performance of his duties, which has not been cured within 30 days after written notice of such gross negligence or willful misconduct has been given in writing by the Chief Executive Officer to Executive, to the extent such violation is capable of being cured;

(d) Executive’s intentional refusal or willful failure to follow material and lawful Company policies, or to substantially carry out the lawful and reasonable direction of the Chief Executive Officer (other than any such failure resulting from Executive’s Disability (as defined below) and excluding any failure to achieve a lawful and reasonable directive following the expenditure by Executive of commercially reasonable best efforts), which has not been cured within 30 days after written notice of such refusal or failure has been given in writing by the Chief Executive Officer to Executive, to the extent such refusal or failure is capable of being cured; or

(e) Executive’s conviction of a felony, which in the reasonable opinion of the Chief Executive Officer, substantially and materially impairs Executive’s capacity to perform his duties under this Agreement or is materially injurious to the Company.

With respect to all of the above, no act or failure to act on the part of Executive shall be considered “willful” unless the Chief Executive Officer reasonably and in good faith determines it was done, or omitted to be done, in bad faith or without reasonable belief that Executive’s act or omission was in the best interests of the Company. Without limitation, any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Chief Executive Officer with respect to such act or omission, or based upon the advice of legal counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

7.2 Resignation or Termination by Company with Cause. If the Chief Executive Officer terminates Executive’s employment with Cause, or Executive resigns from the Company without “Good Reason” (as defined below), then the Company shall pay Executive’s Base Salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with accrued but unused vacation pay. In addition, Executive shall retain all of the shares of Common Stock granted to him under his Restricted Stock Agreements that have vested as of the date of termination, pursuant to the terms set forth in such Restricted Stock Agreements.

7.3 Expiration of Term. Nothing in this Agreement shall be construed to require the Company to extend the Term of this Agreement or to offer the Executive employment after this Agreement expires, or for Executive to provide services to the Company after such Term ends and/or this Agreement expires. If the Term expires without renewal of this Agreement and without any other agreement for continuing employment by the Company of the Executive beyond the Term, then the Company shall pay to Executive, on the expiration date, Executive’s Base Salary prorated through the final day of the Term, at the rate in effect at the time notice of termination is given, together with (i) accrued but unused vacation pay, (ii) any remaining Bonus for a prior fiscal year that has accrued but has not yet been paid to Executive as of the expiration date, and (iii) salary continuation, executive medical insurance coverage and Company-paid COBRA coverage for nine (9) months.

7.4 Termination for Convenience. The Chief Executive Officer may terminate Executive without Cause upon sixty (60) days’ written notice to Executive.

7.5 Good Reason. Executive may terminate his employment for Good Reason as defined below, at any time upon written notice to the Chief Executive Officer, which notice specifies the reason(s) for his termination. The term “Good Reason” shall mean the occurrence of any one of the following events:

(a) Without Executive’s express written consent, the Chief Executive Officer removes Executive from or fails to reappoint Executive to any of his positions as specified in this Agreement, except in connection with the termination of Executive’s employment resulting from death, incapacity, Cause, or expiration or non-renewal of this Agreement;

(b) Without Executive’s express written consent, the Chief Executive Officer: (i) materially reduces Executive’s duties, responsibilities or authorities (in each case where they are substantially related to Executive’s role as Chief Financial Officer), , job title, reporting relationship, or working conditions from what was in effect on the Effective Date and the Company has failed to correct such matter within 30 days of written notice thereof from Executive that Executive intends to resign if such matter is not remedied, (ii) reduces Executive’s Base Salary, as then in effect, except in connection with an executive-wide, cost-cutting reduction in salaries, with reductions of no more than ten percent (10%), (iii) directs Executive to take any action or omit to take any action which constitutes a violation of applicable law; or (iv) if Executive is required to work at least three (3) days per week more than thirty (30) miles from Executive’s current work location;

(c) Failure by the Company to comply with any material provision of this Agreement, which has not been cured within 30 days after written notice of such non-compliance has been given by Executive to the Chief Executive Officer; or failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company after a Change in Control.

7.6 Termination for Convenience, Disability, Death or by Executive for Good Reason. In the event that, during the Term, Executive’s employment with the Company is terminated: (1) without Cause, (2) due to Executive’s death or Disability (as defined below), or (3) due to Executive resigning with Good Reason, Executive shall (subject to, in the case of termination without Cause, Disability, or resignation for Good Reason, the execution and delivery by the Executive to the Company of a general release agreement in a form reasonably prescribed by the Company, be entitled to receive the greater of (i) the balance of Base Salary and benefits still owed to Executive under this Agreement, and (ii) salary continuation, executive medical insurance coverage and Company-paid COBRA coverage for nine (9) months. At the option of the Executive, COBRA premium payments will be made directly by the Company to the insurance carriers or to Executive at his time of separation from the Company. . With respect to the payments hereunder, Executive is not obligated to seek other employment, and these amounts shall not be mitigated to the extent that Executive obtains other employment. All of the unvested Restricted Shares or equity interests in a Successor held by Executive at the date of termination shall accelerate and vest in full as of the date of termination, and Executive (or, in the case of death, Executive’s estate or designated beneficiaries) shall be entitled to retain all of such equity interests or Restricted Shares as well as the equity interests or Restricted Shares granted to him under his Restricted Stock Agreements which have previously vested, subject to Executive’s satisfaction of any withholding obligation and notwithstanding any right of the Company (or any other party) to repurchase any of Executive’s Restricted Shares or other equity interests under any agreement executed prior or subsequent to the date of this Agreement.

7.7 Resignation of Other Positions. Upon termination of employment for any reason whatsoever, the Executive shall be deemed to have resigned from any office(s) or positions then held with the Company, including the Chief Executive Officer.

8. Disability. By signing and accepting this offer of employment, Executive is certifying, to the best of his knowledge, that Executive is able to perform the essential functions of the role outlined above, with or without reasonable accommodation. “Disability” means any health condition, physical or mental, or other cause beyond Executive’s control that substantially prevents Executive from performing Executive’s duties, even after the Company makes reasonable accommodation for a period of six consecutive months within any 360-day period. The Company may, in its sole discretion, grant Executive a leave of absence. The terms of such a leave shall be confirmed by the Chief Executive Officer in writing, and shall determine Executive’s right, if any, to continued compensation, Executive’s obligation to continue Executive’s job duties, the terms under which Executive may return to work, and all other conditions of the leave.

9. Confidentiality. Except as herein provided, Executive agrees that during Executive’s employment by the Company and for a period of two (2) years after such employment terminates for any reason, Executive: (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information (as defined below) without the prior written consent of the Chief Executive Officer or as otherwise required by law; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Chief Executive Officer from time to time regarding Confidential Information. Information disclosed by Executive pursuant to court order, subpoena or other applicable law, or disclosure to Executive’s legal, tax, investment or accounting advisors or representatives shall not constitute a breach of this Section 9.

9.1 For purposes of this Agreement “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Executive may produce, obtain or otherwise acquire or have access to during the course of Executive’s employment with the Company (whether before or after the date of this Agreement), including but not limited to: matters of an artistic nature, scripts, concepts, ideas, business plans, records, and affairs; client lists and/or files; client matters; employee information, Company strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; personnel matters; inventions; intellectual property; technical data; software programs; operations and production costs; ideas; plans technology; market analysis; technical services; incentives; client needs; client concerns; and other information which Company has developed at its expenditure of time, effort and/or expense. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company, including, but not limited to electronic files and emails.

9.2 Executive shall have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure; (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Executive’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations; (iii) is shown by documentary evidence to have been known by Executive prior to disclosure to Executive by the Company; or (iv) Executive is required to disclose by applicable law or legal process.

9.3 Nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. Executive further understands that this Agreement does not limit his ability to communicate with any government agency, entity or organization, make disclosures or otherwise participate in any investigation or proceeding that may be conducted by any government agency, entity or organization. Under the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive does not need the prior authorization of the Company to make any such whistleblower reports or disclosures and is not required to notify the Company that she has made such whistleblower reports or disclosures. Nothing in this Agreement prohibits or restricts Executive from making any other disclosures protected by law, including (without limitation) disclosure of her own salary to fellow employees. To the extent that Executive makes any protected disclosures to any governmental authority, she will exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with the Company (at the Company’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such information or data by such governmental authority and will disclose only that portion of the Confidential Information that she is legally required to disclose.

10. Employee Non-Solicitation Covenant. During Executive’s employment with the Company and for a period of one year following the termination of Executive’s employment with the Company, Executive shall not solicit or attempt to solicit employees of the Company or its subsidiaries or affiliates for the purpose of having such employees leave their employment with the Company; provided, however, that the forgoing shall not prohibit any general solicitation not specifically directed to employees of the Company or hiring of an employee of the Company in response to such permitted general solicitation.

11. Advertising/Publicity. Executive agrees that during the Term, the Company shall have the right to use Executive’s name, biography and likeness in connection with its business, including in advertising its products and services and may grant this right to others. Executive shall have a right of reasonable approval of such biography and likeness and any grants of such advertising/publicity rights by the Company to others.

12. Former Company Information. Executive agrees that Executive has not and will not, during Executive’s employment with the Company: (i) improperly use or disclose any proprietary information or trade secrets of any person or entity with which Executive has an agreement or duty to keep in confidence information acquired by Executive; or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such person or entity unless consented to in writing by such person or entity. Executive shall indemnify the Company and hold it harmless from and against all third party claims, liabilities, damages and expenses, including reasonable outside attorneys’ fees and costs of suit, arising out of or in connection with any violation of this Section.

13.	Proprietary Rights; Assignment.

13.1 Executive Developments. For purposes of this Agreement, “Executive Developments” shall mean any idea, discovery, invention, design, method, technique, patents, trademarks, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Executive Developments shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates, as further discussed below.

13.2 Ownership and Assignment. All Executive Developments and Confidential Information shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during Executive’s employment with the Company. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive understands and agrees and hereby assigns to the Company all such proprietary rights.

13.3 Execution of Assignment. Executive understands and agrees that Executive shall, both during and after the termination of Executive’s employment for any reason, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as may be reasonably necessary or desirable for the Company to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.

13.4 Acknowledgement of Labor Code Section 2870. Executive understands and agrees that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, and that this Paragraph shall constitute written notice of the provisions of Section 2870. Section 2870 provides as follows:

(a) Any provision in an employment agreement which provides that an Executive shall assign, or offer to assign, any of Executive’s rights in an invention to Executive’s Company shall not apply to an invention that the Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2) Result from any work performed by the Executive for the Company.

(b) To the extent a provision in an employment agreement purports to require an Executive to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

14. Work Made For Hire. The Parties expressly agree the results and proceeds of the services of Executive hereunder during Executive’s employment with the Company shall constitute a “work made for hire” specially commissioned by the Company and, accordingly, the Company shall be considered the author of said material for all purposes and the exclusive and perpetual owner throughout the universe of all rights (whether or not now known or recognized) comprised of the copyright in and to said material and any and all patents, trademarks, or other right thereto. In the event that all or any portion of such results and proceeds of Executive’s services shall for any reason not be deemed a “work made for hire” for the Company, Executive hereby grants, sells and assigns to the Company exclusively, perpetually, and throughout the universe, all rights of every nature (whether or not now known or recognized) in and to such results and proceeds, immediately upon their coming into existence, including all copyrights therein. Executive will, upon request of the Chief Executive Officer, execute such additional documents consistent herewith as the Chief Executive Officer may reasonably deem necessary to evidence and effectuate the Company’s rights hereunder. If, after five business days following receipt of the Chief Executive Officer’s request, Executive fails to execute such documents, Executive hereby grants to the Company the right, as Executive’s attorney-in-fact, which right shall be irrevocable and coupled with an interest, to execute, acknowledge, deliver and record in the United States Copyright Office or elsewhere, any and all such documents. The Company shall provide Executive with a copy of all such documents executed.

15. Indemnity. The Company shall indemnify and agrees to defend and hold Executive harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Executive’s job duties hereunder to the fullest extent required by law. The Executive shall be provided with the form of indemnification agreement provided by the Company to its officers and directors which shall provide, among other provisions, a full defense of claims and advancement of expenses and the maximum indemnification and limitation of liability under applicable law.

16. Excise Tax. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (”Covered Payments”) constitute parachute payments (”Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and are subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that the Executive would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

17. Section 409A. The payment of the benefits and compensation provided under this Agreement are intended to comply with or be exempt from the provisions of Section 409A of the Code (“Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service”, or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” or, if sooner, the date of Executive’s death. Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and, for purposes of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.” If any payment or benefit under this Agreement is determined by the Company to be deferred compensation, the Company and Executive hereby agree to take such actions as may be mutually agreed to ensure that such payments remain exempt from or in compliance with the applicable provisions of Section 409A of the Code.

18. Absence of Conflict. Executive represents and warrants that Executive’s employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment, contractual or consulting agreement or relationship.

19. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns. This Agreement is personal in nature, and Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

20. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or via email addressed as follows:

If to Executive:	Mark Archer
561 Keystone Ave. #248
Reno, NV 89503
[***]

If to the Company:	LogicMark, Inc.
Attention: Chief Executive Officer
2801 Diode Lane
Louisville, KY 40299
[***]

Such notices or other communications shall be effective upon the earlier of delivery or three days after they have been mailed using overnight delivery as provided above.

21.	Arbitration.

21.1 Executive and the Company voluntarily agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement or Executive’s employment with or separation from the Company, will be settled by final and binding arbitration by a single arbitrator, with experience in employment matters, to be held in San Francisco, California, in accordance with the rules governing employment disputes of JAMS then in effect; provided, however that the California Code of Civil Procedure shall govern procedural aspects of the arbitration.

21.2 Notwithstanding anything to the contrary in the JAMS rules, the arbitration shall include a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consistent with applicable law, Executive and the Company shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (“Statutory Discrimination Claim”), Company shall pay all fees unique to arbitration (e.g., arbitrator fee and associated costs). In disputes where Executive asserts a Statutory Discrimination Claim against the Company, Executive shall be required to pay only the JAMS filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

21.3 The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs, to the full extent permitted under the law. In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees and costs shall be awarded by the arbitrator, based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

22. Governing Law. This Agreement shall be governed and interpreted according to the laws of the State of California without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

23. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

24. Entire Agreement. Any prior employment agreements, promises, negotiations, or representations with the Company, either oral or written, relating to the express terms of this Agreement and not expressly set forth in this Agreement are of no force or effect.

25. Waiver and Modification. Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the Parties. Each Party, from time to time, may waive rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions under this Agreement.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

27. Ambiguities. It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language, consistent with the parole evidence rule.

28. Advice of Counsel. The Parties represent and agree that they have carefully read and fully understand all of the provisions of this Agreement, and the terms and conditions set forth herein, and that they are voluntarily entering into this Agreement. The Parties affirm that, prior to execution of this Agreement, they have consulted with counsel concerning the terms and conditions set forth herein or have had the opportunity to do so. Company shall reimburse Executive for the legal cost of having her attorney review the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY

By:	/s/ Chia-Lin Simmons
Chia-Lin Simmons
Chief Executive Officer

EXECUTIVE

By:	/s/ Mark Archer
Mark Archer